UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 8, 2010
Date of Report (Date of earliest event reported)

STRATEGIC AMERICAN OIL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-53313 (Commission File Number)	98-0454144 (IRS Employer Identification No.)

Suite 2015, 600 Leopard Street, Corpus Christi, Texas (Address of principal executive offices)	78473 (Zip Code)

(361) 884-7474
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Strategic American Oil Corporation (the "Company") has appointed Steven Carter, the Company's Vice President of Operations, as a director of the Company effective as of July 8, 2010.

Mr. Carter has served as our Vice President of Operations since December 20, 2006.  Mr. Carter is a registered professional engineer with twenty-five years of management and engineering experience in oil and gas exploration, production operations, reservoir management and drilling.  Mr. Carter served as Operations Manager and Operations Engineer for T-C Oil Company from 1990 to June 2003, where he managed significant production, supervised drilling, provided economic evaluations and designed project workovers, as well as performing numerous other engineering services.  In July 2003, Mr. Carter started Carter E&P, LLC, an independent oil and gas company, where he has worked from 2003 to the present.  Mr. Carter has a B.S. in Petroleum Engineering from the University of Texas at Austin.  He currently resides in Portland, Texas.

The Board of Directors of the Company has determined that Mr. Carter should serve as a director of the Company given his experience in the oil and gas and his service as Vice President of Operations of the Company since December 2006.

As a result of the Board of Director's acceptance of the changes set forth above, the Company's current Executive Officers and directors are as follows:

Name	Position
Randall Reneau	Chairman and a director
Jeremy Glenn Driver	President, Chief Executive Officer and a director
Johnathan Lindsay	Secretary, Treasurer, Chief Financial Officer and a director
Alan P. Lindsay	Director
Leonard Garcia	Director
Steven L. Carter	Vice President Operations and a director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC AMERICAN OIL CORPORATION
Date: July 12, 2010	/s/ Johnathan Lindsay_________ Name: Johnathan Lindsay Title: Secretary, Treasurer, Chief Financial Officer and a director

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